Exhibit (d)-(8)

SINOVAC BIOTECH LTD.
No. 39 Shangdi Xi Road
Haidian District, Beijing 100085, China

July 2, 2018

VIA EMAIL AND FACSIMILE

Sinovac (Cayman) Limited

Sinovac Amalgamation Sub Limited

c/o No. 39 Shangdi Xi Road

Haidian District, Beijing 100085, China

Attention: Weidong Yin
Email: yinwd@sinovac.com

Facsimile: +86 10 6296 6910

Ladies and Gentlemen:

Reference is made to that certain Amalgamation Agreement, dated as of June 26, 2017, among Sinovac (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Sinovac Amalgamation Sub Limited, an international business corporation incorporated under the laws of Antigua and Barbuda and a wholly-owned subsidiary of Parent (“Amalgamation Sub”), and Sinovac Biotech Ltd., a company limited by shares incorporated under the laws of Antigua and Barbuda (the “Company”), as amended by that certain Amendment No.1 thereto, dated as of March 26, 2018, and Amendment No. 2 thereto, dated as of April 26, 2018 (the “Amalgamation Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Amalgamation Agreement.

In accordance with Section 8.02 of the Amalgamation Agreement, the Company hereby notifies Parent and Amalgamation Sub that the Company (acting upon the recommendation of the Special Committee) hereby terminates the Amalgamation Agreement with immediate effect pursuant to Section 8.02(a) of the Amalgamation Agreement.

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Sincerely,

SINOVAC BIOTECH LTD.

By:	/s/ Simon Anderson
Name:	Simon Anderson
Title:	Director, Chairman of the Special Committee

cc:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong
Attention: David T. Zhang, Esq.

Email: david.zhang@kirkland.com

Facsimile: +852 3761 3301